EXHIBIT 10.1
STOCK SALE AGREEMENT
     THIS STOCK SALE AGREEMENT (this “Agreement”), dated as of August 19, 2009, is by and between AVASTRAUSA, INC., a Delaware corporation (“Seller”), AVASTRA SLEEP CENTRES LIMITED ABN 47 094 446 803 (“Parent”) and SDC HOLDINGS, LLC, an Oklahoma limited liability company (“Buyer”).
     A. Seller owns all of the issued and outstanding capital stock of somniTech, Inc., a Kansas corporation, and somniCare, Inc., a Kansas corporation (the “Somni Stock”).
     B. Seller owns all of the issued and outstanding capital stock of Avastra Eastern Sleep Centers, Inc., a New York corporation (the “Eastern Stock”).
     C. Seller desires to sell, and Buyer desires to purchase, the Somni Stock and the Eastern Stock on the terms set forth in this Agreement.
     In consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows.
     1.Purchase and Sale
     On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, and deliver the Somni Stock and the Eastern Stock to Buyer free and clear of all liens and encumbrances.
     2. Closing
          (a) The closing of the acquisition of the Somni Stock shall take place at the offices of McAfee & Taft A Professional Corporation at 211 N. Robinson, 10th Floor, Two Leadership Square, Oklahoma City, Oklahoma 73102 (the “Closing Location”), at 10:00 a.m. CDT on August 24, 2009 or such other time and place as mutually agreed to by the parties.
          (b) The closing of the sale of the Eastern Interests shall take place at the Closing Location at 10:00 a.m. CDT on September 30, 2009 or such other time and place as mutually agreed to by the parties.
     3. Purchase Price
          (a) Somni Stock. The total consideration for the Somni Stock is US$6,000,000, payable by the Buyer as follows:
     (i) an amount represented by Buyer assuming liability from Parent for the earnout obligations of Parent under the Merger Agreement, dated May 4, 2007, pursuant to which Seller acquired the Somni Stock and in respect of which Buyer must make payment to Pamela R Gillis Revocable Trust before 5:00 p.m. CDT on August 24, 2009;
     (ii) an amount representing the accrued liability of Parent in respect of the convertible note obligations of Parent paid to an account nominated by Parent to be held of the benefit of note holders pending redemption of the notes by Parent; and

     (iii) an amount representing the remaining consideration after deduction the amounts paid under (i) and (ii) to be paid via electronic funds transfer or telegraphic transfer to or at the direction of Parent.
     (b) Eastern Stock. The consideration for the Eastern Stock is payable by Buyer as follows:
     (i) an amount represented by Buyer assuming liability from Parent for the earnout obligations of Parent under the Asset Purchase Agreement dated October 10, 2007;
     (ii) US$1,000,000 in cash to be paid at the direction of Seller to Parent in four equal installments of US$250,000 at closing and on January 31, May 31 and September 30, 2010; and
     (iii) an amount of US$1,500,000 to be paid at the direction of Seller to Parent in the form of common stock of Graymark Healthcare, Inc. based on the average of the closing NASDAQ sale price for the common stock for the twenty (20) trading days prior to the closing on the Eastern Stock.
     The common stock issued as consideration for the Eastern Stock under (iii) above will be subject to a 12-month lockup agreement that will prohibit the transfer of the shares for a period of twelve months, and for the next twelve months, Parent may only transfer 25% of the shares in any three month period. For so long as Parent owns any of the stock issued in connection with the acquisition of the Eastern Stock, Buyer shall cause Graymark Healthcare, Inc. to allow a representative of Seller to be an advisory (non-voting) member of Graymark’s board of directors provided, however, that such representative must be acceptable to the Chairman of the Board of Directors of Graymark. Such (non-voting) member of Graymark’s board of directors shall be entitled to all notices of and written consents in lieu of meetings and may attend all meetings of directors.
     4. Conditions
          (a) Buyer’s acquisition of the Somni Stock is subject to:
     (i) termination by Buyer at any time prior to 5:00 p.m. CDT on August 23, 2009 if Buyer, in its sole discretion, is not satisfied with its due diligence investigation of somniTech, Inc. and somniCare, Inc.; and
     (ii) termination by Seller and Parent at any time before 10.00 a.m. CDT on August 24, 2009 if an Australian court makes any order binding on Parent or Seller to the effect that the sale cannot proceed.
          (b) Buyer’s acquisition of the Eastern Stock is subject to termination by Buyer at any time prior to 5:00 p.m. CDT on September 15, 2009 if Buyer, in its sole discretion, is not satisfied with its due diligence investigation of Avastra Eastern Sleep Centers, Inc.

     5. Cooperation
          (c) Each party will use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement. The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order expeditiously to consummate the transactions contemplated by this Agreement.
          (d) For a period of up to six months following the closing of the acquisition of the Somni Stock, Seller shall provide billing services for somniTech, Inc. and somniCare, Inc. in the same manner that it is providing such services currently.
     6. Limitation on Liability.
          (e) Neither Parent nor the administrators of Parent shall have any obligations or liabilities under this Agreement.
          (f) Buyer shall look solely to Seller and/or the common stock of Graymark Healthcare, Inc delivered as consideration for the Eastern Interest and whilst it is held in lockup under clause 3 above for satisfaction of Seller’s obligations under this Agreement.
     7. Noncompete; Nonsolicitation
          (g) For a period of five (5) years after the closing of the acquisition of the Somni Stock, Seller shall not, and shall cause its affiliates not to, (i) engage, directly or indirectly, in any business that competes with Buyer, somniTech, Inc., somniCare, Inc. or their affiliates in the states in which somniTech, Inc. or somniCare, Inc. currently operates or (ii) solicit employees of Buyer, somniTech, Inc., somniCare, Inc. or their affiliates.
          (h) For a period of five (5) years after the closing of the acquisition of the Eastern Stock, Seller shall not, and shall cause its affiliates not to, (i) engage, directly or indirectly, in any business that competes with Buyer, Avastra Eastern Sleep Centers, Inc. or their affiliates in the states in which Avastra Eastern Sleep Centers, Inc. currently operates or (ii) solicit employees of Buyer, Avastra Eastern Sleep Centers, Inc. or their affiliates.
     8. Successors and Assigns
     This Agreement is binding upon and inures to the benefit of the parties and their respective successors, heirs, and permitted assigns. Buyer may assign any and all of its rights and delegate its duties under this Agreement to one or more of its affiliates but in no event shall Buyer be relieved of its obligations under this Agreement by reason of such assignment.
     9. Governing Law
     The laws of the State of Oklahoma applicable to contracts made and to be performed entirely within the State of Oklahoma shall govern all matters arising out of or relating to this Agreement.
     10. Arbitration
     In the event of any dispute or any action or proceeding arising under or in connection with this Agreement, the parties shall resolve such dispute only by arbitration,

conducted in Oklahoma City, Oklahoma, by the American Arbitration Association pursuant to its Commercial Arbitration Rules.
     11. Counterparts
     This Agreement may be signed executed in any number of counterparts. A counterpart may be a facsimile. Together all counterparts make up one document.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

SELLER:	AVASTRAUSA, INC.
By /S/ MILTON ERMAN
Name: Milton Erman
Title: President

PARENT	AVASTRA SLEEP CENTRES LIMITED
By /S/ JOHN SHEAHAN
Name: John Sheahan
Title: Administrator

BUYER:	SDC HOLDINGS, LLC
By /S/ STANTON NELSON
Name: Stanton Nelson
Title: CEO